Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TERMINATION AGREEMENT

This Supplemental Executive Retirement Plan Termination Agreement (the “Agreement”), made and entered into as of this 25th day of March, 2013, buy and between Frederick County Bank, a Maryland chartered commercial bank (the “Bank”) and William R. Talley, Jr. (“Mr. Talley”).

WHEREAS, the Bank and Mr. Talley have previously entered into that certain Supplemental Executive Retirement Plan (the “SERP”), dated as of February 25, 2013, pursuant to which Mr. Talley would be provided with certain post-retirement benefits under the circumstances provided therein; and

WHEREAS, the Board of Directors, in consultation with senior management of the Bank, has reconsidered the appropriateness of incurring additional compensation expense at this time, or the diversion of Bank assets into the investment products anticipated to provide a cash flow for the payment of the SERP benefits, considering the Company’s capital position, prospects and earnings, and has determined that it would be appropriate to terminate the SERP; and

WHEREAS, the termination of the SERP is not intended as a reflection on the performance, competence or ability of Mr. Talley, whom the Bank desires to continue in his employment;

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree ads follows:

1.                                      Effective immediately, the SERP between the Bank and Mr. Talley is terminated, and the rights and obligations of the parties under the SERP shall be terminated in its entirety, and of no further force or effect.

2.                                      Mr. Talley acknowledges and agrees that he shall have no right to the receipt of any payment or other benefit under the SERP, currently, or following his retirement, death or disability, a change in control or other separation from service with the Bank or upon any other event or circumstance.

3.                                      The Bank and Mr. Talley acknowledge and agree that the termination of the SERP shall have no effect on Mr. Talley’s continued employment with the Bank in accordance with the provisions of his Employment Agreement with the Bank, as amended.

4.                                      This Agreement constitutes the entire agreement among the parties and supersedes all other prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of the Agreement.  No provision of this Amendment may be amended other than by an instrument in writing signed by the Bank and Mr.

Talley. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

5.                                      This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.                                      This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its choice of law provisions.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have set their respective hands, duly authorized, as of the date first written above.

FREDERICK COUNTY BANK

By:	/s/ Kenneth G. McCombs
Name:	Kenneth G. McCombs
Title:	Vice Chairman of the Board

/s/ William R. Talley, Jr.
William R. Talley, Jr.